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                                 AYP CAPITAL
                       CONSOLIDATED STATEMENT OF INCOME
                    FOR TWELVE MONTHS ENDED MARCH 31, 1997



                                                        QTR          YTD        12MOS

    ELECTRIC OPERATING REVENUES                  12,287,673   12,287,673   14,369,402

    OPERATING EXPENSES:
       Operation:
         Fuel                                     5,791,352    5,791,352    6,518,851
        Purchased Power & Exchange                3,252,549    3,252,549    4,587,133
         Other                                      889,847      889,847    2,016,456
       Transmission & Distribution                  801,830      801,830    1,060,149
       Cust. Accts & Services                        63,495       63,495      150,670
       Administrative & General                   1,086,530    1,086,530    1,946,006
    Total Operation & Maintenance                11,885,602   11,885,602   16,279,265

       Depreciation                               1,316,853    1,316,853    1,329,848
       Taxes other than income taxes              1,095,319    1,095,319    1,861,764
       Federal and state income taxes            (1,899,003)  (1,899,003)  (4,079,164)
                  Total Operating Expenses       12,398,771   12,398,771   15,391,714
                  Operating Income                 (111,099)    (111,099)  (1,022,312)

    OTHER INCOME AND DEDUCTIONS:
       Other income, net                             13,237       13,237     (145,899)
                 Total Other Income and Deductio     13,237       13,237     (145,899)
                 Income Before Interest Charges and
                   Preferred Dividends              (97,862)     (97,862)  (1,168,212)

    INTEREST CHARGES AND PREFERRED DIVIDENDS:
       Interest on other long-term obligations    2,712,000    2,712,000    4,550,133
       Other interest                                13,350       13,350       13,366
                Total Interest Charges and
                    Preferred Dividends           2,725,350    2,725,350    4,563,499


    Consolidated Net Income                      (2,823,212)  (2,823,212)  (5,731,711)


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                                      Unaudited